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                                                                   EXHIBIT 10.21




                        [WEBVAN GROUP, INC. LETTERHEAD]




August 19, 1999

Gregory Beutler
503 Manorbrook Drive
Chagrin Falls, OH  44022

Dear Greg:

We are very pleased to extend you an offer to serve as Vice President of Merchandising for Webvan Group.

We at Webvan Group believe that your skills, experience, and personal attributes will enable us to be a leader in the development of this internet commerce company.

This letter serves as an offer of employment to you from Webvan Group. The terms of the offer supersede all prior oral and written communications between you and Webvan Group or any representative thereof. Please sign this offer letter and hand deliver or return by FAX (650-524-2933).

POSITION

Your job title will be Vice President of Merchandising.

EFFECTIVE DATE

Your first date to report to work at Webvan Group, 1241 E. Hillsdale Blvd., Suite 210, Foster City, CA 94404, will be August 30, 1999.

DUTIES

You will report to Kevin Czinger, SVP of Corporate Operations & Finance. Your primary responsibility will be to manage Webvan Group's merchandising domain, along with other duties as assigned.

SALARY

Your salary shall be $15,000.00 per month. This salary shall be paid bi-weekly. Your salary shall be reviewed each January on an annual basis in accordance with review procedures established by the Webvan Group Associate Handbook. In addition, you


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will receive a "sign-on" bonus of $50,000.00, payable within two weeks of your
Effective Date. In the event that your employment with Webvan Group is terminated voluntarily, by you, prior to February 28, 2000, you agree to reimburse Webvan Group for the full amount of this "sign-on" bonus ($50,000.00). In addition, you will receive the amount of any Pre-Paid Tuition paid by you and not refunded to you up to a maximum of $18,000 upon presentation of receipts evidencing such payment(s), provided that you agree to use your best efforts to pursue the refund (and non-payment) thereof. Such amount shall be payable with the pay check following the date on which you advise Webvan Group that you have been unsuccessful in obtaining a refund of (or not paying any additional) Pre-Paid Tuition. "Pre-Paid Tuition" means any portion of tuition for the 1999-2000 school year paid by you prior to the date hereof (together with any additional portion of such tuition required to be paid by you hereafter pursuant to legally binding commitments) to private educational institutions in which you have enrolled your children.

INCENTIVE PLAN

You shall be granted a stock option (the "Option") to purchase 187,500 shares of Webvan Group's common stock at an exercise price determined by the Board of Directors on your date of grant. The Board of Directors of Webvan Group recently declared a 3 for 2 stock split, which will become effective upon certain additional future corporate action. If the split has become effective prior to the time at which the Board of Directors grants your option (which grant date will occur after your employment commences), the aforementioned number of stock options to be granted to you, 187,500, will be adjusted (to 281,250) to reflect the correct number of options following the stock split. The Option shall vest at the rate of eight and one-third percent of the shares subject to Option each three months beginning after twelve months from the date of grant, so that 100% of the Option shall be vested after four years, subject to your continued full-time employment with the Company as of each vesting date. Except as specified herein, the Option is in all respects subject to the terms and conditions of the 1997 Stock Plan (the "Stock Plan") and standard form of option agreement (the "Option Agreement").

You shall also be granted a stock option (the "Additional Option") to purchase an additional 62,500 shares of Webvan Group's common stock at an exercise price determined by the Board of Directors on the date of grant. The Board of Directors of Webvan Group recently declared a 3 for 2 stock split, which will become effective upon certain additional future corporate action. If the split has become effective prior to the time at which the Board of Directors grants the "Additional Option," the aforementioned number of stock options to be granted to you, 62,500, will be adjusted (to 93,750) to reflect the correct number of options following the stock split. The Additional Option shall vest immediately on your employment commencement date. In the event that your employment with Webvan Group is terminated voluntarily, by you,


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prior to August 30, 2000, (1) the Additional Option, to the extent not then exercised, shall terminate as of the date of termination of your employment and
(2) any shares purchased by you pursuant to an exercise of the Additional Option, which shall be subject to restrictions on sale by you prior to such date, shall be subject to the Company's right to repurchase such shares at the price paid therefor by you.

BENEFITS

You will receive the standard benefits for full-time Associates at Webvan Group. These standard benefits are listed and explained in the Webvan Group Associate Handbook, administered via TriNet Employer Group. A copy of the policies and benefits section of the handbook will be provided for your information.

In addition, Webvan Group makes available a 401(k) plan to all employees at the beginning of the month following Employee's date of hire. Eligible Employees may elect to contribute up to 15% of their salary to the 401(k) plan, subject to the legal maximum per year. The company will match 100% of the first $500 and 25% thereafter up to a maximum Employer match of $2,000 per year of qualifying Employee contributions. Further details will be provided in the 401(k) Plan Handbook at the time of enrollment.

NON-DISCRIMINATION

Webvan Group is an equal-opportunity employer, and will not discriminate against its employees or applicants in any employment decision or practice because of race, color, religion, sex, national origin, marital status, pregnancy, age, ancestry, physical handicaps, or medical condition.

PROPRIETARY INFORMATION

You will be required, as a condition of employment, to sign a Proprietary Information Agreement. A sample Proprietary Information Agreement is attached hereto.

OUTSIDE WORK

All Webvan Group Associates are expected to devote their full energies, efforts, and abilities to their employment. Accordingly, full-time Associates are not permitted to accept outside employment on a full-time or part-time basis without first obtaining their supervisor's written approval.

AT-WILL EMPLOYMENT

The relationship between you and Webvan Group will be for an unspecified term and will be considered at will. No employment contract is created by the existence of any policy, rule or procedure in the Webvan Group Associate Handbook, any Webvan


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Group document, or any verbal statements made to you by representatives of
Webvan Group. Consequently, the employment relationship between you and Webvan Group can be terminated at will, either by you or Webvan Group, with or without cause or advance notice.

In the event that your employment with Webvan Group is terminated without cause, Webvan Group agrees that you will receive six months salary and benefits as severance. In addition to this six month severance package, you will continue to receive full salary and benefits for a period of up to another six months or until subsequent employment is obtained.

PERSONNEL POLICIES

Webvan Group has an Associate Handbook. The policies in the Associate Handbook govern the relationship between Webvan Group and its Associates. The policies are hereby incorporated by reference. Acceptance of this offer binds the offeree to follow the policies.

This offer is contingent on compliance with the Immigration Reform and Control Act of 1986, which requires the company to verify that each employee hired is legally entitled to work in the United States. Enclosed is a copy of the Employment Verification form I-9, with instructions, as required by such act. Please review and execute this document and be prepared to bring the appropriate documentation on the day you first report to work.

We look forward to your favorable consideration of this offer and to the commencement of a long and rewarding relationship.

Sincerely,

/s/ KEVIN R. CZINGER
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Kevin Czinger
SVP, Corporate Operations & Finance

I hereby acknowledge that I have reviewed the terms and conditions of this offer of employment and have had the opportunity to consult with counsel. I hereby accept the offer of employment upon the terms and conditions contained in this letter.

Accepted:  /s/ GREGORY S. BEUTLER        Date: August 21, 1999
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         Gregory S. Beutler